News Release

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Third Quarter 2006 Results

ANN ARBOR, Mich., Nov. 21, 2006—Borders Group, Inc. (NYSE:BGP) today reported third quarter results for the period ended October 28, 2006. Consolidated sales were $851.6 million, up 1.7% over the same period in 2005. The company recorded a consolidated loss of $0.64 per share for the period.

“Third quarter performance was as expected, but we certainly are not satisfied with these kinds of results in the long run,” said Borders Group Chief Executive Officer George Jones. “To drive shareholder value long-term, we are developing a strategic plan that has four key goals—differentiating Borders superstores from the competition in meaningful ways, including product merchandising and presentation; aggressively right-sizing the mall business; driving profitability in the International segment; and embracing innovation and technology. I’m excited about where we are headed and look forward to driving a significant turnaround for Borders Group in years to come.”

Q3 2006 Consolidated Results

Borders Group reported third quarter consolidated sales of $851.6 million, which is up 1.7% over the same period in 2005. The consolidated net loss increased to $39.1 million, compared to a loss of $14.1 million a year ago. Gross margin as a percent of sales declined by 2.5% in the third quarter from 24.2% to 21.7% due primarily to de-leveraging of occupancy costs driven by negative comparable store sales, distribution integration costs, and increased costs related to the Borders RewardsSM loyalty program. SG&A as a percent of sales was up 1.3% in the third quarter from 26.3% to 27.6% due primarily to de-leveraging and the cost of strategic investments. Interest expense increased by $5.8 million to $9.3 million primarily due to higher debt levels resulting from capital expenditures, inventory investment and common stock repurchases.

Borders Group continued to provide direct returns to shareholders in the form of dividends and stock repurchases. In the third quarter, the company repurchased 3.1 million shares of its common stock totaling $62.3 million, bringing the total for the year to 6.1 million shares totaling $123.7 million. Year-to-date, capital expenditures were $149.1 million compared to $142.6 million in 2005. Primarily as a result of these investments, over the past year, debt net of cash totaled $586.5 million at period-end compared to $315.9 million one year ago.

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Borders Group Q3 2006--2

Q3 2006 Domestic Borders Superstore Results

Third quarter sales at domestic Borders superstores were $583.2 million, an increase of 1.8% over the same period in 2005. Comparable store sales in the segment decreased by 0.7% for the quarter. Comparable store sales in remodeled locations continued to trend favorably compared to the rest of the chain. Specifically, year-to-date, stores remodeled in 2005 performed 2.4% better than non-remodeled stores on a same-store sales basis. The cafe and gifts and stationery categories were the strongest performers in remodeled stores.

Net loss for the period was $9.4 million, which compares to net income of $7.6 million a year ago. In the third quarter, the company opened 11 new Borders superstores in the U.S., ending the period with a total of 487 domestic locations.

Q3 2006 International Results

Total sales in the International segment were $144.6 million in the third quarter, which is up by 14.9% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 10.3% for the period.

Third quarter comparable store sales at superstores in the segment decreased by 0.3% in local currency and were impacted by continued weakness in the U.K., which was partially offset by positive comparable store sales at superstores in Asia Pacific. In the third quarter, the U.K. represented approximately 65% of total International superstore sales. Net loss for the International segment in the third quarter was unchanged from the same period last year at $10.4 million. In the third quarter, the company opened two new International superstores, ending the period with a total of 61 locations outside the U.S.

Q3 2006 Waldenbooks Specialty Retail Results

In the Waldenbooks Specialty Retail segment, comparable store sales decreased by 5.0% in the third quarter. Total sales within the Waldenbooks Specialty Retail segment were down 10.5% for the period to $123.8 million. Net loss in the segment was $8.4 million compared to $3.4 million a year ago. Borders Group closed seven Waldenbooks Specialty Retail segment stores in the third quarter, ending the period with a total of 652 locations.

Q3 2006 Non-Operating Adjustments

All net income and earnings per share figures reported include the impact of non-operating adjustments. For the third quarter this impact totaled an after-tax charge of $2.4 million or $0.04 per share, resulting from asset disposals and store closure costs, as well as accelerated depreciation costs related to store remodels. This compares to an after-tax charge of $1.8 million or $0.02 per share for the same period a year ago.

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Borders Group Q3 2006—3

Q4 2006 Outlook

•
As stated previously, management projects consolidated earnings of $1.80 to $2.00 per share for the fourth quarter compared to earnings of $1.78 per share for the same period in 2005. The projection includes the impact of non-operating adjustments, expected to be an after-tax charge of $0.08 to $0.14 per share, compared to an after-tax charge of $0.09 per share a year ago.

•
Fourth quarter projections are in part dependent on anticipated benefits from the Borders Rewards loyalty program, which was launched nationwide in February 2006. Because the program was not in place for the holiday period last year, management’s assumptions for fourth quarter are based on limited empirical data.

•	Comparable store sales for Borders domestic superstores are expected to range from flat to an increase in the low single digits
•	Comparable store sales for Waldenbooks Specialty Retail stores are expected to decline in the low to mid single digits.
•	Comparable store sales for International superstores, in local currency, are expected to range from an increase in the low single digits to a decrease in the low single digits.

Full Year 2006 Outlook

•
As stated previously, management estimates that full-year 2006 consolidated earnings per share will range from $0.30 to $0.65, which compares to $1.42 in 2005. This projected range includes the impact of non-operating expenses, expected to be an after-tax charge of $0.18 to $0.24 per share, compared to an after-tax charge of $0.15 per share a year ago.

Next Financial Release

Borders Group will issue holiday sales results in mid-January.

About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimates," "look forward," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

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Borders Group Q3 2006--4

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; the impact of the Borders Rewards loyalty program; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; the successful opening and integration of the new east coast distribution center; and changes in foreign currency exchange rates.

Item 1A of the company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended October 28, 2006			Quarter Ended October 22, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$583.2	$-	$583.2	$572.9	$-	$572.9
Waldenbooks Specialty Retail	123.8	-	123.8	138.4	-	138.4
International	144.6	-	144.6	125.9	-	125.9
Total sales	851.6	-	851.6	837.2	-	837.2
Other revenue	8.8	-	8.8	8.6	-	8.6
Total revenue	860.4	-	860.4	845.8	-	845.8
Cost of goods sold, including occupancy costs	674.3	1.0	675.3	640.4	2.4	642.8
Gross margin	186.1	(1.0)	185.1	205.4	(2.4)	203.0
Selling, general and administrative expenses	233.2	2.0	235.2	220.0	(0.5)	219.5
Pre-opening expense	3.9	-	3.9	2.4	-	2.4
Asset impairments and other writedowns	-	0.9	0.9	-	0.4	0.4
Operating income (loss)	(51.0)	(3.9)	(54.9)	(17.0)	(2.3)	(19.3)
Interest expense	9.3	-	9.3	3.5	-	3.5
Income (loss) before income taxes	(60.3)	(3.9)	(64.2)	(20.5)	(2.3)	(22.8)
Income taxes	(23.6)	(1.5)	(25.1)	(8.2)	(0.5)	(8.7)
Net income (loss)	$(36.7)	$(2.4)	$(39.1)	$(12.3)	$(1.8)	$(14.1)

Basic EPS	$(0.60)	$(0.04)	$(0.64)	$(0.18)	$(0.02)	$(0.20)
Basic weighted avg. common shares	60.9	60.9	60.9	69.2	69.2	69.2

Comparable Store Sales
Domestic Borders Superstores	(0.7%)			0.0%
Waldenbooks Specialty Retail	(5.0%)			(5.2%)
International Borders Superstores	(0.3%)			(1.9%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended October 28, 2006			Quarter Ended October 22, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	68.5%	-%	68.5%	68.5%	-%	68.5%
Waldenbooks Specialty Retail	14.5	-	14.5	16.5	-	16.5
International	17.0	-	17.0	15.0	-	15.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	1.0	-	1.0
Total revenue	101.0	-	101.0	101.0	-	101.0
Cost of goods sold, including occupancy costs	79.2	0.1	79.3	76.5	0.3	76.8
Gross margin	21.8	(0.1)	21.7	24.5	(0.3)	24.2
Selling, general and administrative expenses	27.4	0.2	27.6	26.3	-	26.3
Pre-opening expense	0.4	-	0.4	0.3	-	0.3
Asset impairments and other writedowns	-	0.1	0.1	-	-	-
Operating income (loss)	(6.0)	(0.4)	(6.4)	(2.1)	(0.3)	(2.4)
Interest expense	1.1	-	1.1	0.4	-	0.4
Income (loss) before income taxes	(7.1)	(0.4)	(7.5)	(2.5)	(0.3)	(2.8)
Income taxes	(2.8)	(0.1)	(2.9)	(1.0)	(0.1)	(1.1)
Net income (loss)	(4.3)%	(0.3)%	(4.6)%	(1.5)%	(0.2)%	(1.7)%

(1)   Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)   Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Nine Months Ended October 28, 2006			Nine Months Ended October 22, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$1,789.7	$-	$1,789.7	$1,770.8	$-	$1,770.8
Waldenbooks Specialty Retail	377.5	-	377.5	432.5	-	432.5
International	400.4	-	400.4	372.7	-	372.7
Total sales	2,567.6	-	2,567.6	2,576.0	-	2,576.0
Other revenue	26.9	-	26.9	28.2	-	28.2
Total revenue	2,594.5	-	2,594.5	2,604.2	-	2,604.2
Cost of goods sold, including occupancy costs	1,997.3	6.6	2,003.9	1,951.1	2.3	1,953.4
Gross margin	597.2	(6.6)	590.6	653.1	(2.3)	650.8
Selling, general and administrative expenses	682.6	1.3	683.9	660.4	4.4	664.8
Pre-opening expense	8.1	-	8.1	5.1	-	5.1
Asset impairments and other writedowns	-	3.5	3.5	-	1.0	1.0
Operating income (loss)	(93.5)	(11.4)	(104.9)	(12.4)	(7.7)	(20.1)
Interest expense	22.4	-	22.4	9.0	-	9.0
Income (loss) before income taxes	(115.9)	(11.4)	(127.3)	(21.4)	(7.7)	(29.1)
Income taxes	(45.4)	(4.2)	(49.6)	(8.4)	(2.6)	(11.0)
Net income (loss)	$(70.5)	$(7.2)	$(77.7)	$(13.0)	$(5.1)	$(18.1)

Basic EPS	$(1.12)	$(0.11)	$(1.23)	$(0.18)	$(0.07)	$(0.25)
Basic weighted avg. common shares	63.0	63.0	63.0	71.0	71.0	71.0

Comparable Store Sales
Domestic Borders Superstores	(1.9%)			0.4%
Waldenbooks Specialty Retail	(8.3%)			(2.1%)
International Borders Superstores	(1.1%)			(0.2%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Nine Months Ended October 28, 2006			Nine Months Ended October 22, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	69.7%	-%	69.7%	68.7%	-%	68.7%
Waldenbooks Specialty Retail	14.7	-	14.7	16.8	-	16.8
International	15.6	-	15.6	14.5	-	14.5
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	1.1	-	1.1
Total revenue	101.0	-	101.0	101.1	-	101.1
Cost of goods sold, including occupancy costs	77.7	0.3	78.0	75.7	0.1	75.8
Gross margin	23.3	(0.3)	23.0	25.4	(0.1)	25.3
Selling, general and administrative expenses	26.6	-	26.6	25.7	0.2	25.9
Pre-opening expense	0.3	-	0.3	0.2	-	0.2
Asset impairments and other writedowns	-	0.2	0.2	-	-	-
Operating income (loss)	(3.6)	(0.5)	(4.1)	(0.5)	(0.3)	(0.8)
Interest expense	0.9	-	0.9	0.3	-	0.3
Income (loss) before income taxes	(4.5)	(0.5)	(5.0)	(0.8)	(0.3)	(1.1)
Income taxes	(1.8)	(0.2)	(2.0)	(0.3)	(0.1)	(0.4)
Net income (loss)	(2.7)%	(0.3)%	(3.0)%	(0.5)%	(0.2)%	(0.7)%

(1)       Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)      Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	October 28,	October 22,	January 28,
	2006	2005	2006
Assets
Cash and cash equivalents	$42.7	$67.7	$81.6
Inventory	1,716.9	1,612.9	1,405.9
Other current assets	163.0	112.3	150.3
Property and equipment, net	776.6	680.6	703.9
Other assets and deferred charges	106.0	93.0	106.0
Goodwill	129.9	123.6	124.5
Total assets	$2,935.1	$2,690.1	$2,572.2
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$623.9	$378.2	$207.1
Accounts payable	904.5	790.2	660.3
Other current liabilities	298.6	300.0	443.7
Long-term debt	5.3	5.4	5.4
Other long-term liabilities	363.0	319.6	326.6
Total liabilities	2,195.3	1,793.4	1,643.1
Minority interest	1.4	1.3	1.3
Total stockholders' equity	738.4	895.4	927.8
Total liabilities, minority interest and stockholders’ equity	$2,935.1	$2,690.1	$2,572.2

Store Activity Summary

	Quarter Ended		Nine Months Ended		Year Ended
	October 28,	October 22,	October 28,	October 22,	January 28,
	2006	2005	2006	2005	2006
Domestic Borders Superstores
Beginning number of stores	476	464	473	462	462
Openings	11	2	18	6	15
Closings	-	-	(4)	(2)	(4)
Ending number of stores	487	466	487	466	473
Ending square footage (in millions)	12.1	11.7	12.1	11.7	11.8

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	655	704	678	705	705
Openings	4	7	7	18	23
Closings	(7)	(11)	(33)	(23)	(50)
Ending number of stores	652	700	652	700	678
Ending square footage (in millions)	2.5	2.7	2.6	2.7	2.6

International Borders Stores
Beginning number of stores	59	47	55	42	42
Openings	2	3	6	8	13
Closings	-	-	-	-	-
Ending number of stores	61	50	61	50	55
Ending square footage (in millions)	1.5	1.3	1.5	1.3	1.4

Books, etc International Stores
Beginning number of stores	31	33	33	35	35
Openings	-	-	-	-	-
Closings	(1)	-	(3)	(2)	(2)
Ending number of stores	30	33	30	33	33
Ending square footage (in millions)	0.2	0.2	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended October 28, 2006			Quarter Ended October 22, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$583.2	$-	$583.2	$572.9	$-	$572.9
EBITDA (1)	5.5	(1.6)	3.9	26.8	2.6	29.4
Depreciation expense	22.2	0.2	22.4	19.6	1.0	20.6
Interest expense (income)	(3.2)	-	(3.2)	(3.7)	-	(3.7)
Income taxes	(5.2)	(0.7)	(5.9)	4.3	0.6	4.9
Net income (loss)	(8.3)	(1.1)	(9.4)	6.6	1.0	7.6
Net income (loss) per share	$(0.13)	$(0.02)	$(0.15)	$0.09	$0.02	$0.11

Waldenbooks Specialty Retail
Sales	$123.8	$-	$123.8	$138.4	$-	$138.4
EBITDA (1)	(18.6)	(0.4)	(19.0)	(12.3)	(0.1)	(12.4)
Depreciation expense	4.5	-	4.5	3.8	-	3.8
Interest expense (income)	(9.7)	-	(9.7)	(10.6)	-	(10.6)
Income taxes	(5.3)	(0.1)	(5.4)	(2.1)	(0.1)	(2.2)
Net income (loss)	(8.1)	(0.3)	(8.4)	(3.4)	-	(3.4)
Net income (loss) per share	$(0.14)	$-	$(0.14)	$(0.05)	$-	$(0.05)

International
Sales	$144.6	$-	$144.6	$125.9	$-	$125.9
EBITDA (1)	(3.1)	(1.7)	(4.8)	(1.6)	(5.0)	(6.6)
Depreciation expense	5.5	-	5.5	4.7	-	4.7
Interest expense (income)	6.4	-	6.4	5.2	-	5.2
Income taxes	(5.6)	(0.7)	(6.3)	(4.6)	(1.5)	(6.1)
Net income (loss)	(9.4)	(1.0)	(10.4)	(6.9)	(3.5)	(10.4)
Net income (loss) per share	$(0.15)	$(0.02)	$(0.17)	$(0.10)	$(0.05)	$(0.15)

Corporate (2)
EBITDA (1)	$(2.6)	$-	$(2.6)	$(1.8)	$1.2	$(0.6)
Interest expense (income)	15.8	-	15.8	12.6	-	12.6
Income taxes	(7.5)	-	(7.5)	(5.8)	0.5	(5.3)
Net income (loss)	(10.9)	-	(10.9)	(8.6)	0.7	(7.9)
Net income (loss) per share	$(0.18)	$-	$(0.18)	$(0.12)	$0.01	$(0.11)

Consolidated
Sales	$851.6	$-	$851.6	$837.2	$-	$837.2
EBITDA (1)	(18.8)	(3.7)	(22.5)	11.1	(1.3)	9.8
Depreciation expense	32.2	0.2	32.4	28.1	1.0	29.1
Interest expense (income)	9.3	-	9.3	3.5	-	3.5
Income taxes	(23.6)	(1.5)	(25.1)	(8.2)	(0.5)	(8.7)
Net income (loss)	(36.7)	(2.4)	(39.1)	(12.3)	(1.8)	(14.1)
Net income (loss) per share	$(0.60)	$(0.04)	$(0.64)	$(0.18)	$(0.02)	$(0.20)

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Nine Months Ended October 28, 2006			Nine Months Ended October 22, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$1,789.7	$-	$1,789.7	$1,770.8	$-	$1,770.8
EBITDA (1)	57.4	1.3	58.7	101.7	2.1	103.8
Depreciation expense	63.1	1.6	64.7	59.2	4.4	63.6
Interest expense (income)	(10.9)	-	(10.9)	(9.4)	-	(9.4)
Income taxes	2.1	(0.1)	2.0	20.2	(0.9)	19.3
Net income (loss)	3.1	(0.2)	2.9	31.7	(1.4)	30.3
Net income (loss) per share	$0.05	$-	$0.05	$0.45	$(0.02)	$0.43

Waldenbooks Specialty Retail
Sales	$377.5	$-	$377.5	$432.5	$-	$432.5
EBITDA (1)	(38.2)	(0.9)	(39.1)	(24.8)	(0.9)	(25.7)
Depreciation expense	13.0	-	13.0	10.8	-	10.8
Interest expense (income)	(29.7)	-	(29.7)	(32.5)	-	(32.5)
Income taxes	(8.5)	(0.3)	(8.8)	(1.2)	(0.4)	(1.6)
Net income (loss)	(13.0)	(0.6)	(13.6)	(1.9)	(0.5)	(2.4)
Net income (loss) per share	$(0.21)	$(0.01)	$(0.22)	$(0.02)	$(0.01)	$(0.03)

International
Sales	$400.4	$-	$400.4	$372.7	$-	$372.7
EBITDA (1)	(13.8)	(7.0)	(20.8)	(0.2)	(5.4)	(5.6)
Depreciation expense	15.8	-	15.8	13.8	-	13.8
Interest expense (income)	17.5	-	17.5	15.6	-	15.6
Income taxes	(17.5)	(2.5)	(20.0)	(11.9)	(1.7)	(13.6)
Net income (loss)	(29.6)	(4.5)	(34.1)	(17.7)	(3.7)	(21.4)
Net income (loss) per share	$(0.47)	$(0.07)	$(0.54)	$(0.25)	$(0.05)	$(0.30)

Corporate (2)
EBITDA (1)	$(7.0)	$(3.2)	$(10.2)	$(5.3)	$0.9	$(4.4)
Interest expense (income)	45.5	-	45.5	35.3	-	35.3
Income taxes	(21.5)	(1.3)	(22.8)	(15.5)	0.4	(15.1)
Net income (loss)	(31.0)	(1.9)	(32.9)	(25.1)	0.5	(24.6)
Net income (loss) per share	$(0.49)	$(0.03)	$(0.52)	$(0.36)	$0.01	$(0.35)

Consolidated
Sales	$2,567.6	$-	$2,567.6	$2,576.0	$-	$2,576.0
EBITDA (1)	(1.6)	(9.8)	(11.4)	71.4	(3.3)	68.1
Depreciation expense	91.9	1.6	93.5	83.8	4.4	88.2
Interest expense (income)	22.4	-	22.4	9.0	-	9.0
Income taxes	(45.4)	(4.2)	(49.6)	(8.4)	(2.6)	(11.0)
Net income (loss)	(70.5)	(7.2)	(77.7)	(13.0)	(5.1)	(18.1)
Net income (loss) per share	$(1.12)	$(0.11)	$(1.23)	$(0.18)	$(0.07)	$(0.25)

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.